Exhibit 10.2

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT (this “Agreement”), dated as of November 27, 2023 (the “Effective Date”), is entered into by and between Kernel Group Holdings, Inc., a Cayman Islands exempted company (“Kernel”), AIRO Group Holdings, Inc., a Delaware corporation (the “Target”), and Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSOF, and MSTO collectively as “Seller”).

WHEREAS, (i) Kernel, (ii) the Target, and (iii) Seller (Kernel, Target, and Seller, each a “Party” and collectively, the “Parties”) previously entered into that certain Forward Purchase Agreement, dated as of February 28, 2023 (the “FPA” or the “Confirmation”); The term “Counterparty” refers to Kernel until Kernel and Target effectuate their business combination (the “Business Combination”), then to AIRO Group, Inc. following the Business Combination (the “Combined Company”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the FPA.

2. Termination of the FPA. As of the Effective Date, the parties hereto mutually terminate the FPA in all respects and the FPA shall be of no further force or effect by or against any Party thereto. Except as set forth in Section 5 herein, each Party, on behalf of itself and its agents, hereby releases, waives, and forever discharges the other Party and other Party’s agents of and from any and all obligation or liability arising under the FPA.

3. Consideration. In consideration of the termination of the FPA, the Combined Company agrees to issue fifty-thousand (50,000) shares of common stock (“Consideration Shares Payment”) to an entity designated by Seller at the time of closing of the Business Combination.

4. Registration Rights.

a. Demand Registration Rights. At any time and from time to time on or after the date the Parties consummate the Business Combination, the holders of the Termination Shares (the “Demanding Holders”) may make a written demand for registration of all or part of their Termination Shares, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Combined Company shall, within five (5) days of the Combined Company’s receipt of the Demand Registration, notify, in writing, all other holders of Termination Shares of such demand, and each holder of Termination Shares who thereafter wishes to include all or a portion of such holder’s Termination Shares in a registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such holder’s Termination Shares in such registration, a “Requesting Holder”) shall so notify the Combined Company, in writing, within three (3) business days after the receipt by the holder of the notice from the Combined Company. Upon receipt by the Combined Company of any such written notification from a Requesting Holder(s) to the Combined Company, such Requesting Holder(s) shall be entitled to have their Termination Shares included in a registration pursuant to a Demand Registration and the Combined Company shall effect, as soon thereafter as practicable, but not more than ninety (90) days immediately after the Combined Company’s receipt of the Demand Registration, the registration of all Termination requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Combined Company be obligated to effect more than an aggregate of three (3) registrations pursuant to a Demand Registration under this paragraph with respect to any or all Termination Shares; provided, however, that a registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Termination Shares requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold; provided, further, that an underwritten shelf takedown shall not count as a Demand Registration.

b. Piggyback Registration Rights. If at any time on or after the date the Parties consummates the Business Combination, the Combined Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Combined Company (or by the Combined Company and by the shareholders of the Combined Company, other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Combined Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Combined Company or (iv) for a dividend reinvestment plan, then the Combined Company shall give written notice of such proposed filing to all of the Termination Shares as soon as practicable but not less than seven (7) days before the anticipated filing date of such registration statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the holders of the Termination Shares the opportunity to register the sale of such number of Termination Shares as such holders may request in writing within three (3) business days after receipt of such written notice (such registration a “Piggyback Registration”). The Combined Company shall, in good faith, cause such Termination Shares to be included in such Piggyback Registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Termination Shares requested by the holders to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Combined Company included in such registration and to permit the sale or other disposition of such Termination Shares in accordance with the intended method(s) of distribution thereof. All such holders proposing to distribute their Termination Shares through an underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwritten offering by the Combined Company. The notice periods set forth in this paragraph shall not apply to an underwritten shelf takedown.

5. Further Assurances. The Parties hereby agree to execute and deliver, and to cause their respective representatives and affiliates to execute and deliver, from time to time, such additional documents, conveyances or other assurances reasonably necessary to carry out the intent of this Agreement.

6. Breakup Fees and Legal Fees. If the Counterparty fails to make the Consideration Shares Payment when such payment becomes due as set forth in Section 3 hereof, then the Counterparty shall pay or cause to be paid (i) the Break-up Fee (as defined in the FPA), and (ii) all documented fees and expenses of the Seller’s counsel incurred in connection with legal proceedings initiated by Seller to collect such payments pursuant to this Agreement.

7. Execution in Counterparts. This Agreement may be executed by facsimile or .pdf signature in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York (without giving effect to the conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction).

9. Assignment. This Agreement and the rights hereunder are not assignable by any party hereto unless such assignment is consented to in writing by the other parties hereto and any assignment in contravention to this provision shall be null and void. This Agreement and all the provisions herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. Representations and Warranties. Each party hereby represents and warrants to each other party that such party (i) has full power and authority to enter into and perform its obligations under this Agreement, (ii) has duly authorized the execution, delivery and performance of this Agreement, and (iii) this Agreement has been duly executed and delivered by such party and, assuming the due execution and delivery of this Agreement by each of the other parties, this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

[Signature Page to Mutual Termination Agreement]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Kernel group holdings, inc.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chief Executive Officer

airo group holdings, Inc.

By:	/s/ Chirinjeev Kathuria
Name:	Chirinjeev Kathuria
Title:	Executive Chairman

Meteora Special Opportunity Fund I, LP; Meteora Capital Partners, LP; and Meteora Select Trading Opportunities Master, LP

By:	/s/ Vik Mittal
Name:	Vik Mittal
Title:	CIO/Managing Member of GP

[Signature Page to Mutual Termination Agreement]